EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
QLogic Corporation:
     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407, 333-42880, 333-55058, 333-70112, 333-112572 and 333-134877) of QLogic Corporation of our reports dated May 24, 2007, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 1, 2007 and April 2, 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 1, 2007, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 1, 2007, and the effectiveness of internal control over financial reporting as of April 1, 2007, which reports appear in the April 1, 2007, annual report on Form 10-K of QLogic Corporation.
     Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, during the year ended April 1, 2007. Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 1, 2007, contains an explanatory paragraph that states management excluded SilverStorm Technologies, Inc. from its assessment of the effectiveness of QLogic Corporation’s internal control over financial reporting as of April 1, 2007, and that our audit of internal control over financial reporting of QLogic Corporation also excluded an evaluation of the internal control over financial reporting of SilverStorm Technologies, Inc.
/s/ KPMG LLP
Costa Mesa, California
May 24, 2007